Exhibit 10.36

BIOSANTE PHARMACEUTICALS, INC.

DESCRIPTION OF NON-EMPLOYEE DIRECTOR
COMPENSATION ARRANGEMENTS

Retainer and Meeting Fees.  Except as described below, each of our non-employee directors is paid a $20,000 annual retainer and $1,000 for each board or committee meeting attended in person and $500 for each board or committee meeting attended via telephone.  Our Chairman of the Board is paid a $45,000 annual retainer and our Chairman of the Audit and Finance Committee is a paid a $25,000 annual retainer.

Stock Options.  Non-employee directors are granted options to purchase shares of BioSante common stock from time to time in the sole discretion of the board of directors.

Reimbursement of Expenses.  Non-employee directors are reimbursed for actual expenses, include travel expenses, incurred in attending board and committee meetings.